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Exhibit 23.2

CONSENT OF GRASSANO ACCOUNTING, P.A.

The Board of Directors
Gexa Corp.:

We consent to the use in the registration statement on Form S-1 to be filed on December 22, 2004 of Gexa Corp. (the "Company") of our report dated March 11, 2002 (as amended May 31, 2002) with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-KSB/A of the Company.

/s/ GRASSANO ACCOUNTING, P.A.
GRASSANO ACCOUNTING, P.A.

Boca Raton, Florida
DECEMBER 22, 2004

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  Exhibit 23.2
CONSENT OF GRASSANO ACCOUNTING, P.A.